THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF CYBERSONICS BROADCAST SERVICES INC.

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into this 8th. day of August, 2007, by and between TRIMAX CORPORATION, a Nevada corporation (hereinafter “TRIMAX”), and CYBERSONICS BROADCAST SERVICES INC. an Ontario Corporation (hereinafter “CYBERSONICS B”).

WHEREAS, TRIMAX desires to acquire certain assets of CYBERSONICS B as defined in Paragraph 1 herein, on the terms and subject to the conditions hereinafter set forth, and;

WHEREAS, CYBERSONICS B desires to sell such assets to TRIMAX, on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and mutual representations, warranties, covenants and agreements contained herein, TRIMAX and CYBERSONICS B hereby agree as follows:

1.
Acquired Assets. TRIMAX shall acquire the assets, known as “Multi-media Management and Distribution Technology” owned by CYBERSONICS B and any other assets owned by CYBERSONICS B as listed in Exhibit A attached hereto (the “Assets”). CYBERSONICS B agrees to sell the Assets to TRIMAX . Following purchase of all the Assets by TRIMAX, the President of CYBERSONICS B will arrange to change the name of Cybersonics Broadcast Services Inc. and not to use the name CYBERSONICS in any future corporate entities or any business dealings unless authorized to do so by TRIMAX.

2.
Liabilities Assumed. CYBERSONICS B has stated that it has no liabilities and there are no assignments or liens against these assets, and TRIMAX shall not assume any of the liabilities associated with the purchase of the Assets from CYBERSONICS B.

3.
Purchase Price and Payment. In consideration for the transfer to TRIMAX of the Assets, TRIMAX shall deliver to CYBERSONICS B and/or its assigns a total of three million (3,000,000) shares of restricted common stock (the “Purchase Price”) to be earned as follows: One Million (1,000,000) shares on closing, which requires delivery of all CYBERSONICS B’s assets to a new subsidiary to be formed and wholly owned by Trimax Corporation; One Million (1,000,000) shares to be delivered at the end of one year from closing, based on James Addario working with Trimax and its subsidiary, for the full year, in a sales, marketing, and management capacity developing the CYBERSONICS business for Trimax in Trimax’s new subsidiary; and One Million (1,000,000) shares to be delivered at the end of the second year from closing, based on James Addario working for the full year with Trimax and its subsidiary to further the CYBERSONICS business for Trimax, and to train and develop Trimax’s personnel in the business. If Trimax receives new revenues of one million dollars ($1,000,000) derived from the Assets at anytime during the first year, Trimax shall immediately deliver to CYBERSONICS B the second allotment of One Million (1,000,000) shares; if Trimax receives new revenues of a second million dollars derived from the Assets at anytime, Trimax shall immediately deliver to CYBERSONICS B the third allotment of One Million (1,000,000) shares. TRIMAX understands and acknowledges that said shares may be distributed by CYBERSONICS B to its shareholders.

4.	Closing and Delivery of Acquired Assets. The closing of the transaction (the “Closing”) and delivery of the Assets will take place upon execution of this Agreement (the “Closing Date”).

Conveyance of Acquired Assets. The sale, conveyance, transfer, assignment and delivery to TRIMAX of the Assets, as herein provided, shall be effected by the execution of this Agreement, and if requested, by such bills of sale, endorsements, assignments and other instruments of transfer and conveyance as may be necessary to vest in TRIMAX the right, title and interest in and to the assets, free and clear of all liens, claims, charges and encumbrances, except as otherwise provided in this Agreement. Such documents may include, without limitation, a Bill of Sale and an Assignment of Rights. CYBERSONICS B shall, at Closing or at any time or from time to time after the Closing, upon request, perform or cause to be performed such acts, and execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such documents as may be reasonably required or requested to effectuate the sale, conveyance, transfer, assignment and delivery to TRIMAX of any of the Assets or for the performance by CYBERSONICS B of any of its obligations hereunder. Any future business with respect to the “Broadcast” business will only be conducted, following closing, with Trimax’s new subsidiary to be entitled Cybersonics Multi Media Corp.

5.	CYBERSONICS B’s Representations and Warranties. CYBERSONICS B represents and warrants to TRIMAX the following:

a.
Organization. CYBERSONICS B is a corporation duly organized, validly existing, and in good standing under the laws of Ontario, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Ontario. All actions taken by the incorporators, directors, officers and shareholders of CYBERSONICS B have been valid and in accordance with the laws of the State of Ontario.

b.
Ontario Corporation CYBERSONICS B is an Ontario corporation, and will within forty-five days of the sale be current in all its filings with the appropriate governmental authorities. The Company is currently a private company.

c.
Ability to Carry Out Obligations. CYBERSONICS B has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by CYBERSONICS B and the performance by CYBERSONICS B of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which CYBERSONICS B or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required; (b) an event that would cause CYBERSONICS B to be liable to any party; or, (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of CYBERSONICS B or upon the securities of CYBERSONICS B to be acquired by the TRIMAX and or its assigns.

d.
Full Disclosure. None of representations and warranties made by CYBERSONICS B, or in any certificate or memorandum furnished or to be furnished by CYBERSONICS B, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading under the circumstances by which it was made.

e.
Compliance with Laws. To the best of its knowledge, CYBERSONICS B has substantially complied with, and is not in material violation of any federal, provincial or local statute, law, rule and/or regulation.

f.
Title to Assets. CYBERSONICS B is the owner or licensee of, with all right, title and interest in and to the Assets, free and clear of any liens and encumbrances. CYBERSONICS B is not contractually obligated to pay any compensation to any third party, nor is any third party otherwise entitled to any compensation, with respect to CYBERSONICS B’s use of the Assets. To the best of CYBERSONICS B’S knowledge, there is and has been no material unauthorized use, infringement or misappropriation of any of CYBERSONICS B’S Assets by any third party, employee or former employee.

g.
Transfer of Rights by CYBERSONICS B. CYBERSONICS B transfers to TRIMAX all of its interest in the Assets including, but not limited to, its worldwide rights in perpetuity to publish, market, advertise, promote, distribute, manufacture, sublicense, vend and otherwise use the Assets, beginning from the Closing Date. CYBERSONICS B transfers 100% of it’s Technology and interests in perpetuity to TRIMAX including software, source code, hardware designs, logic, copyrights and related intellectual property required to support the Multi-media Management and Distribution Technology to TRIMAX as further described in Exhibit “A”

h.
Competing Products. CYBERSONICS B and TRIMAX agree that the technology, upon which the Assets were developed, can be used to create different programming services; however, CYBERSONICS B agrees not to create other technologies based on the Assets after the Closing Date.

i.
Use of Assets. TRIMAX agrees that for so long as Cybersonics Sound Technologies Inc., its successors, heirs, executors, administrators and assigns, continues to provide sales, services and/or management support for it’s clients both current and future, Trimax irrevocable grants Cybersonics Sound Technologies Inc. a license in perpetuity to sell, lease, rent and/or use the Assets within the normal course of it’s multi media business.

6.
Disclosure. No representation or warranty made by CYBERSONICS B in this Agreement, nor any document, written information, statement, financial statement, certificate or exhibit prepared and furnished by Seller or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contain any untrue statements of a material fact, or omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

7.	Representations and Warranties of TRIMAX . TRIMAX represents and warrants to CYBERSONICS B the following:

a.
Organization. TRIMAX is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Nevada. All actions taken by the incorporators, directors, officers and shareholders of TRIMAX have been valid and in accordance with the laws of the State of Nevada.

b.
Ability to Carry Out Obligations. TRIMAX has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by TRIMAX and the performance by TRIMAX of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which TRIMAX or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required; (b) an event that would cause TRIMAX to be liable to any party; or, (c) an event that would result in the creation or imposition or any lien, charge or encumbrance on any asset of TRIMAX or upon the securities of TRIMAX to be acquired by the TRIMAX and or its assigns.

c.
Full Disclosure. None of representations and warranties made by the TRIMAX, or in any certificate or memorandum furnished or to be furnished by the TRIMAX, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading under the circumstances by which it was made.

d.	Compliance with Laws. To the best of its knowledge, TRIMAX has substantially complied with, and is not in material violation of any federal, state, or local statute, law, rule and/or regulation.

e.
Title to Shares. The shares to be issued pursuant to this Agreement will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. None of such shares are or will be subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to such shares and, except as provided in this Agreement, TRIMAX is not a party to any agreement which offers or grants to any person the right to purchase or acquire any securities of TRIMAX. There is no applicable local, state or federal law, rule, regulation, or decree which would, as a result of the issuance of the shares, impair, restrict or delay any voting rights with respect to the shares.

8.	Closing. The closing of this transaction shall take place at TRIMAX’s corporate office no later than August 30, 2007 or at such other time and place as the parties shall mutually agree.

9.	Documents to be delivered subsequent to Closing by TRIMAX :

a.
Certificates representing 3,000,000 restricted shares of TRIMAX ’s common stock registered in the name of CYBERSONICS BROADCAST SERVICES INC. following delivery of all assets to a new subsidiary to be formed and wholly owned by Trimax Corporation, as per the terms set out in paragraph 3, above.

10.	Documents to be delivered at Closing by CYBERSONICS B :

a.	A Bill of Sale transferring title to the Acquired Assets to TRIMAX ;

11.
Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

12.
No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

13.
Non Waiver.  Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions; (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure; and, (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

14.	Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

15.
Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

	CYBERSONICS BROADCAST SERVICES INC.		TRIMAX CORPORATION

By:	/s/ Jim Addario	By:	/s/ Derek Pepler
	JIM ADDARIO		DEREK PEPLER

		By:	/s/ Robert Vivacqua
ROBERT VIVACQUA

		By:	/s/ Todd Ingram
TODD INGRAM

EXHIBIT “A”

CYBERSONICS BROADCAST SERVICES INC.

LIST OF ASSETS

Description of Broadcast Technology Assets

Software and Management Tools
VP 2000 Software
Proprietary Hardware Designs
Source Code
Copyrights and all intellectual property
Any related interfaces re Hardware and Software
Any and all related manuals,drawings or other documents
Any Reseller Agreements
Any and all intellectual property, including trademarks (applied for or held), copyrights, trade secrets, inventions, patents (applied for or held)